Exhibit 1














                          AGREEMENT AND PLAN OF MERGER


                             DATED AS OF MAY 8, 1998


                                      AMONG


                                MONSANTO COMPANY,


                          CORN ACQUISITION CORPORATION


                                       AND


                           DEKALB GENETICS CORPORATION

                                TABLE OF CONTENTS

ARTICLE I - THE OFFER.......................................................2
         Section 1.1  The Offer.............................................2
         Section 1.2  Company Actions.......................................3
         Section 1.3  Investment Agreement..................................5
         Section 1.4  Adjustment to Offer Price.............................5

ARTICLE II - THE MERGER.....................................................5
         Section 2.1  The Merger............................................5
         Section 2.2  Closing...............................................5
         Section 2.3  Effective Time........................................5
         Section 2.4  Effects of the Merger.................................5
         Section 2.5  Restated Certificate of Incorporation
                      and By-laws; Officers and Directors...................5

ARTICLE III - EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
              CORPORATIONS; SURRENDER OF CERTIFICATES.......................6
         Section 3.1  Effect on Stock.......................................6
         Section 3.2  Surrender of Certificates.............................7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................8
         Section 4.1  Organization..........................................8
         Section 4.2  Subsidiaries..........................................9
         Section 4.3  Capital Structure.....................................9
         Section 4.4  Authority............................................10
         Section 4.5  Consents and Approvals; No Violations................10
         Section 4.6  SEC Documents and Other Reports......................11
         Section 4.7  Absence of Material Adverse Change...................11
         Section 4.8  Information Supplied.................................12
         Section 4.9  Compliance with Laws.................................12
         Section 4.10  Tax Matters.........................................13
         Section 4.11  Liabilities.........................................13
         Section 4.12  Benefit Plans; Employees and Employment
                       Practices...........................................13
         Section 4.13  Litigation..........................................16
         Section 4.14  Environmental Matters...............................16
         Section 4.15  Charter Provisions..................................17
         Section 4.16  Intellectual Property...............................17
         Section 4.17  Brokers.............................................18
         Section 4.18  Contracts; Indebtedness.............................18

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...............19
         Section 5.1  Organization.........................................19
         Section 5.2  Authority............................................19
         Section 5.3  Consents and Approvals; No Violations................19
         Section 5.4  Information Supplied.................................20

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

         Section 5.5  Interim Operations of Sub............................20
         Section 5.6  Brokers..............................................20
         Section 5.7  Financing............................................20

ARTICLE VI - COVENANTS RELATING TO CONDUCT OF BUSINESS.....................20
         Section 6.1  Conduct of Business by the Company
                      Pending the Merger...................................20
         Section 6.2  No Solicitation......................................24
         Section 6.3  Third Party Standstill Agreements....................25
         Section 6.4  Disclosure to Parent; Delivery of
                      Certain Filings......................................25

ARTICLE VII - ADDITIONAL AGREEMENTS........................................25
         Section 7.1  Employee Benefits....................................25
         Section 7.2  Severance Policy and Other Agreements................27
         Section 7.3  Bonus Programs.......................................27
         Section 7.4  Welfare Plans........................................28
         Section 7.5  Retirement Plan......................................29
         Section 7.6  Options; Restricted Stock Awards.....................29
         Section 7.7  Stockholder Approval; Preparation of
                      Proxy Statement......................................29
         Section 7.8  Access to Information................................30
         Section 7.9  Fees and Expenses....................................31
         Section 7.10  Public Announcements................................31
         Section 7.11  Real Estate Transfer Tax............................31
         Section 7.12  State Takeover Laws.................................32
         Section 7.13  Indemnification; Directors and
                       Officers Insurance..................................32
         Section 7.14  Notification of Certain Matters.....................33
         Section 7.15  Board of Directors..................................34
         Section 7.16  Best Efforts........................................35
         Section 7.17  Certain Litigation..................................35
         Section 7.18  Return of Confidential Information..................36

ARTICLE VIII - CONDITIONS PRECEDENT........................................36
         Section 8.1  Conditions to Each Party's Obligation
                      to Effect the Merger.................................36

ARTICLE IX -  TERMINATION AND AMENDMENT....................................36
         Section 9.1  Termination..........................................36
         Section 9.2  Effect of Termination................................37
         Section 9.3  Amendment............................................38
         Section 9.4  Extension; Waiver....................................38

ARTICLE X - GENERAL PROVISIONS.............................................38
         Section 10.1  Non-Survival of Representations and
                       Warranties and Agreements...........................38
         Section 10.2  Notices.............................................38
         Section 10.3  Interpretation; Definitions.........................40
         Section 10.4  Counterparts........................................45
         Section 10.5  Entire Agreement; No Third-Party Beneficiaries......45

                                      -ii-
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         Section 10.6  Governing Law.......................................46
         Section 10.7  Assignment..........................................46
         Section 10.8  Severability........................................46
         Section 10.9  Enforcement of this Agreement.......................46
         Section 10.10  Obligations of Subsidiaries........................47
         Section 10.11.  Merger of the Company into Sub....................47

Exhibit A - Conditions of the Offer
Exhibit B - Amended and Restated Certificate of Incorporation of the Company

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 8, 1998 (this "Agreement") among Monsanto Company, Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and DEKALB Genetics Corporation, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in
Section 10.3.

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the shares of Class A Common Stock, without par value, of the Company (the "Company Class A Common Stock") and all of the shares of Class B Common Stock, without par value, of the Company (the "Company Class B Common Stock" and together with the Company Class A Common Stock, the "Shares") at a purchase price of $100 per Share (such purchase price, as it may be increased pursuant to Section 1.4, being referred to as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer, this Agreement and the Merger and recommending that the Company's stockholders accept the Offer and that the holders of the Company Class A Common Stock adopt this Agreement;

     WHEREAS, the respective Boards of Directors of Sub and the Company have each approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each of the Shares, other than Shares owned directly or indirectly by Parent or the Company and Dissenting Shares, will be converted into the right to receive the price per Share paid in the Offer;

     WHEREAS, the Board of Directors of the Company or the Long-Term Incentive Plan Administrative Committee of the Board of Directors of the Company has approved the cancellation of Company Stock Options in consideration for the cash payments to be made pursuant to this Agreement;

     WHEREAS, the Board of Directors of the Company has approved the terms of the Stockholders Agreement (the "Stockholders Agreement") to be entered into by Parent, Sub and certain holders of Company Class A Common Stock, pursuant to which such holders of Company Class A Common Stock have, among other things, agreed to vote such shares of Company Class A Common Stock in favor of the Merger and tender such shares of Company Class A Common Stock pursuant to the Offer; and


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



     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                              ARTICLE I - THE OFFER

     Section 1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 and subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, provided that, without the prior written consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)). Sub expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) impose any conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent not prohibited by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or
(vi) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) on one or more occasions, extend the Offer for a period of up to an aggregate of 15 business days if, on a scheduled expiration date on which the Offer Conditions shall have been satisfied or waived, the number of shares of Company Class A Common Stock (together with any shares of Company Class A Common Stock held by Parent or any of its Subsidiaries) that have been validly tendered and not withdrawn represent more than 70% of the then issued and outstanding shares of Company Class A Common Stock, but less than 90% of the then issued and outstanding shares of Company Class A Common Stock, and the number of shares of Company Class B Common Stock (together with any shares of Company Class B Common Stock held by Parent or any of its Subsidiaries) that have been validly tendered and not withdrawn represent more than 70% of the then issued and outstanding shares of Company Class B Common Stock, but less than 90% of the then issued and outstanding shares of Company Class B Common Stock. Parent and Sub agree that Sub will not terminate the Offer between scheduled expiration dates (except in the event that this Agreement is terminated pursuant to Section 9.1) and that, in the event that Sub would otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due to the failure of one or more of the Offer Conditions, unless this Agreement shall have been terminated pursuant to Section 9.1, Sub shall, and




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



Parent shall cause Sub to, extend the Offer until such date as the Offer Conditions have been satisfied or such later date as required by applicable law; provided, however, that nothing herein shall require Sub to extend the Offer beyond the Outside Date. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub is permitted to accept for payment and pay for under applicable law, as soon as practicable (and, in any event, within three business days after the later of the expiration of the Offer and the receipt by the depository for the Offer of the certificates representing such tendered shares). If this Agreement is terminated by either Parent or Sub or by the Company, other than pursuant to
Section 9.1(d), Sub shall, and Parent shall cause Sub to, terminate promptly the Offer. If this Agreement is terminated pursuant to Section 9.1(d), Parent or Sub may terminate the Offer. Sub may, at any time, transfer or assign to one or more corporations directly or indirectly wholly-owned by Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Sub of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

     (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the Company's stockholders. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis all funds necessary to accept for payment, and pay for, any Shares that are validly tendered and not withdrawn pursuant to the Offer and that Sub is permitted to accept for payment under applicable law and pay for, pursuant to the Offer.

     Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, duly adopted (by unanimous vote, with the Investor Nominees (as defined in the Investment Agreement) not participating) resolutions approving the Offer, this Agreement, the Merger and the Stockholders Agreement, determining that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's


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stockholders accept the Offer and approve and adopt this Agreement and the
Merger (it being understood that, notwithstanding anything in this Agreement to the contrary, if the Company's Board of Directors modifies or withdraws its recommendation in accordance with the terms of Section 6.2(b), such modification or withdrawal shall not constitute a breach of this Agreement). The Company represents and warrants that its Board of Directors has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") that, as of the date hereof, the proposed consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) (subject to the right of the Board of Directors of the Company to modify or withdraw such recommendation in accordance with Section 6.2(b)) and shall cause the Schedule 14D-9 to be disseminated to the Company's stockholders as and to the extent required by applicable federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the
Schedule 14D-9 prior to its filing with the SEC or dissemination to the Company's stockholders. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to such comments.

     (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their affiliates, associates and agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will promptly, upon request, deliver, and will use reasonable efforts to cause their affiliates, associates and agents to deliver, to the Company all copies of such information then in their possession or control.




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



     Section 1.3 Investment Agreement. Effective upon the acquisition of Shares pursuant to the Offer, Section 11 (Standstill) of the Investment Agreement shall be eliminated in its entirety and Sections 9.3 through 9.7 of the By-laws of the Company shall be eliminated in their entirety. At the Effective Time of the Merger, the Investment Agreement shall terminate in its entirety.

     Section 1.4 Adjustment to Offer Price. Notwithstanding anything else to the contrary contained herein, on the tenth day of each calendar month, commencing with May 10, 1999, the Offer Price as in effect on the ninth day of such calendar month shall be increased by an amount equal to $.50 per Share. All references to the Offer Price in this Agreement shall be deemed to be to the Offer Price as so adjusted.

                             ARTICLE II - THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

     Section 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 2.3 Effective Time. The Merger shall become effective when a Certificate of Merger or, if applicable, a Certificate of Ownership and Merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.



     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     Section 2.5 Restated Certificate of Incorporation and By-laws; Officers and Directors.

     (a) If the Merger is effected in accordance with Section 251 of the DGCL, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as of the Effective Time as set forth in Exhibit B hereto. As so amended, such Restated Certificate of Incorporation shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.


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



     (b) The By-laws of the Company shall be amended as of the Effective Time to read in their entirety as the By-laws of Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided by the Restated Certificate of Incorporation of the Surviving Corporation or by applicable law. (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

       ARTICLE III - EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                     CORPORATIONS; SURRENDER OF CERTIFICATES

     Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Sub, the Company or the holders of any securities of the Constituent Corporations:

     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     (b) Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company or by any Subsidiary of the Company and each Share that is owned by Parent, Sub or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Shares. Subject to Section 3.1(d), each Share issued and outstanding (other than shares to be cancelled in accordance with Section 3.1(b)), shall be cancelled and be converted into the right to receive from the Surviving Corporation in cash, without interest or dividends, the price per Share paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall be cancelled in accordance with this paragraph, and when so cancelled, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each such Share, without interest or dividends.

     (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has not voted in favor of or consented to the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their Shares ("Dissenting Shares")



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shall not be converted as described in Section 3.1(c), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest or dividends. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 3.2 Surrender of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent"), and from time to time, on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amounts necessary for the payment of the Merger Consideration as provided in Section 3.1 upon surrender of certificates representing Shares as part of the Merger. Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Parent, provided that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest or dividends, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time

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

to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Paying Agent.

     (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

     (d) Termination of Payment Fund. Any portion of the funds made available to Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled, without interest or dividends.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                 ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub as follows:

     Section 4.1 Organization. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation and By-laws and has made available to Parent the Certificate of Incorporation and By-laws (or similar organizational documents) of each of its Subsidiaries designated in Item 4.1 of the Company Letter as being a Significant Subsidiary of the Company (collectively, the "Significant Subsidiaries").

     Section 4.2 Subsidiaries. Item 4.2 of the Company Letter lists each Subsidiary of the Company. All of the outstanding shares of capital stock of each Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. Except as set forth in Item 4.2 of the Company Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens. Except as set forth in Item 4.2 of the Company Letter and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business or financial position of the Company and its Subsidiaries, taken as a whole.

     Section 4.3 Capital Structure. The authorized capital stock of the Company consists of 500,000 shares of Preferred Stock, $1.00 par value (the "Company Preferred Stock") and 165,000,000 shares of Common Stock, without par value, divided into two classes, consisting of 35,000,000 shares of Company Class A Common Stock and 130,000,000 shares of Company Class B Common Stock. At the close of business on April 30, 1998, (i) no shares of Company Preferred Stock were outstanding, (ii) 4,646,911 shares of Company Class A Common Stock and 29,975,568 shares of Company Class B Common Stock were issued and outstanding,
(iii) 287,182 shares of Company Class A Common Stock and no shares of Company Class B Common Stock were held by the Company in treasury and (iv) 2,339,249 shares of Company Class A Common Stock and no shares of Company Class B Common Stock were reserved for issuance pursuant to outstanding stock options (the "Company Stock Options") or other rights to purchase Shares under the Company's Long Term Incentive Plan, the Company's Savings and Investment Plan and the Company's Director Stock Option Plan (the "Company Stock Plans") and an additional 1,692,397 shares of Company Class A Common Stock were reserved for the grant of additional purchase rights thereunder (including 73,937 shares reserved for the grant of purchase rights under the Company's Savings and Investment Plan). Except (i) as set forth above, (ii) as provided in the Investment Agreement between Parent and the Company dated as of January 31, 1996 (the "Investment Agreement"), (iii) the issuance of Shares pursuant to options granted under the Company Stock Plans and outstanding on April 30, 1998 and (iv) the issuance of shares of Company Class B Common Stock in exchange for shares of Company Class A Common Stock in accordance with the Company's Restated Certificate of Incorporation, as of the date hereof, no Shares were issued, reserved for issuance or outstanding and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("Stock Equivalents"). There are no outstanding stock appreciation rights with respect to the capital stock of the Company. Each outstanding Share is, and each Share which may be issued pursuant to the Company Stock Plans and the other agreements and instruments listed above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company's stockholders may vote. Except as set forth above or in Item 4.3 of the Company Letter, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Stock Equivalents of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries except pursuant to existing employee arrangements described in Item 4.3 of the Company Letter.

     Section 4.4 Authority. The Company has requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of the Company Class A Common Stock (the "Company Stockholder Approval") (if required), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its Board of Directors are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, other than the Company Stockholder Approval (if required). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 4.5 Consents and Approvals; No Violations. Except as set forth in
Item 4.5 of the Company Letter, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Restated Certificate of Incorporation or By-laws of the Company or of the similar organizational documents of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for matters that would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger; provided, however, that the contracts, agreements and other instruments and obligations to which clause (iii) refers shall for purposes of the second parenthetical phrase of clause (iii) not include (A) any employee benefit plan, policy, arrangement or understanding (whether or not in writing) providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or (B) any employment, consulting, bonus, non-competition, severance or termination agreement between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries.

     Section 4.6 SEC Documents and Other Reports. The Company has filed with the SEC all documents required to be filed by it since August 31, 1995 under the Securities Act or the Exchange Act (the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Company SEC Documents including the financial statements of the Company and the notes thereto contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including the notes thereto) included in the Company SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein none of which were or will be material in amount or effect).

     Section 4.7 Absence of Material Adverse Change. Except as disclosed in Item
4.7 of the Company Letter or in the documents filed by the Company with the SEC and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since August 31, 1997 the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, and there has not been (i) any Material Adverse Change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends not in excess of $.035 per

Share) or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities, business or results of operations, (v) any grant by the Company or its Subsidiaries to any officer of the Company or its Subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of August 31, 1997 or as were made in the ordinary course of business consistent with past practice, (vi) any grant by the Company or its Subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of August 31, 1997, (vii) any revaluation by the Company of any of its material assets or (viii) any other action or omission of the type described in subparagraphs (a), (c), (f), (g), (h), (k), (l), (m),
(n) or (o) of Section 6.1 or, except as previously disclosed to Parent in writing, subparagraphs (b), (e) or (j) of Section 6.1. The representations made in clauses (v) and (vi) of this Section 4.7 shall, to the extent made with respect to officers of the Company's foreign Subsidiaries, be deemed to be made to the knowledge of the executive officers of the Company.

     Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholders Meeting, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     Section 4.9 Compliance with Laws. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in Item 4.9 of the Company Letter, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (the "Company

Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in Item 4.9 of the Company Letter, to the knowledge of the Company, except as set forth in the Company Filed SEC Documents, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not be reasonably expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. All representations made in this Section 4.9 shall, to the extent made with respect to any foreign law, ordinance, regulation or foreign Company Permit, be deemed to be made to the knowledge of the Company.

     Section 4.10 Tax Matters. The Company and each of its Subsidiaries has timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis, except where the failure to timely file would not reasonably be expected to have a Material Adverse Effect on the Company. All such Tax Returns are complete and accurate, except where the failure to be complete or accurate would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has paid or caused to be paid all Taxes as shown as due on such Tax Returns and all material Taxes for which no return was filed, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company. No deficiencies for any Taxes have been asserted, proposed or assessed against the Company or any of its Subsidiaries that have not been paid or otherwise settled or are not otherwise being challenged under appropriate procedures, except for deficiencies the assertion, proposing or assessment of which would not reasonably be expected to have a Material Adverse Effect on the Company, and no requests for waivers of the time to assess any such Taxes are pending.

     Section 4.11 Liabilities. Except as disclosed in Item 4.11 of the Company Letter or as set forth in the Company Filed SEC Documents, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business since August 31, 1997 and liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.12 Benefit Plans; Employees and Employment Practices. (a) With respect to each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit, employee stock purchase, stock appreciation, restricted stock or other material employee benefit plan, policy, arrangement or understanding (whether or not in writing) providing benefits to any current or former employee, officer or director of, and maintained or contributed to as of the date of this Agreement by, the Company or any of its Subsidiaries, including but not limited to the health care plan (the "EMWA Plan") operated by the Employees' Mutual Welfare Association (the "EMWA"), and excluding any Employee Agreements (as defined below) (collectively, excluding such Employee Agreements, the "Benefit Plans"), other than any such plan, policy, arrangement or understanding under which most of the current or former employees, officers or directors of the Company or any of its Subsidiaries provided benefits thereunder are provided benefits with respect to employment outside of the United States of America (the Benefit Plans, excluding those under which most of the current or former employees, officers or directors of the Company or any of its Subsidiaries provided benefits thereunder are provided benefits with respect to employment outside of the United States of America, collectively the "U.S. Benefit Plans"), such U.S. Benefit Plan has not since August 31, 1997 and prior to the date of this Agreement been adopted or amended in any material respect by the Company or any of its Subsidiaries except as disclosed in the Company Filed SEC Documents or Item 4.12(a) of the Company Letter or as required by law. The Company has with respect to each material employment, consulting, bonus, non-competition, severance and termination agreement in effect as of the date of this Agreement between the Company or any of its Subsidiaries other than any foreign Subsidiary and any current or former employee, officer or director of the Company or any of its Subsidiaries other than any foreign Subsidiary (collectively, the "Employee Agreements") disclosed such agreement in Item 4.12(a) of the Company Letter or in the Company filed SEC Documents or made available to Parent a copy of such agreement.

     (b) Item 4.12(b) of the Company Letter contains a list of all U.S. Benefit Plans which are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (collectively, the "ERISA Benefit Plans"). With respect to each U.S. Benefit Plan, except as disclosed in Item 4.12(b) of the Company Letter, the Company has made available to Parent true, complete and correct copies, where applicable and to the extent that they exist as of the date of this Agreement, of (i) the current plan document (including all amendments adopted on or before the date hereof that are still applicable) (or, in the case of any unwritten U.S. Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service, (iii) the most recent actuarial report,
(iv) the most recent summary plan description and (v) the most recent determination letter issued by the Internal Revenue Service. The Company has made available to Parent or filed in the Company Filed SEC Documents a true, complete and correct copy of each Employee Agreement as in effect as of the date of the Agreement. The Company has made available to Parent a true, complete and correct copy of the three employment agreements as in effect as of the date hereof pursuant to which the most senior officer in each of the Company's three foreign Subsidiaries located in Argentina, Italy and Canada are employed by such foreign Subsidiaries.

     (c) Except as disclosed in Item 4.12(c) of the Company Letter, none of the Company or any of its Subsidiaries, or any other person or entity that together with the Company is treated as a single employer under Section 414 of the Code (an "ERISA Affiliate"), has, with respect to any ERISA Benefit Plan, or any other plan subject to the minimum funding requirements of Section 302 of ERISA, incurred or could reasonably be expected to incur (i) any material liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation (other than for contributions and premiums in the ordinary course) that has not been fully paid as of the date hereof , (ii) any accumulated funding deficiency under Section 302 of ERISA or Section 412 of the Code of a material amount that has not been fully paid as of the date hereof, or (iii) any requirement under ERISA or the Code to post security of a material amount under such plan that is still outstanding as of the date hereof. To the Company's knowledge, none of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the ERISA Benefit Plans, or any of the other plans maintained by the Company or any Subsidiary of the Company and subject to Section 406 of ERISA (an "Other ERISA Benefit Plan"), has on or before the date of this Agreement engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any ERISA Benefit Plan or Other ERISA Benefit Plan that could reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to any material tax on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Section 502(i) or
(l) of ERISA. Except as disclosed in Item 4.12(c) of the Company Letter, none of the Company, its Subsidiaries or ERISA Affiliates has at any time during the five-year period preceding the date hereof contributed to any ERISA Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) except for any such plan maintained outside of the United States.

     (d) Except as disclosed in Item 4.12(d) of the Company Letter, as of the date of this Agreement there is no pending dispute, arbitration, claim, suit or grievance involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan) that would reasonably be expected to give rise to a material liability of the Company or any Subsidiary of the Company. All material contributions already required to be made to any Benefit Plan have been made. Notwithstanding the foregoing, to the extent the representations and warranties set forth in this paragraph are provided with respect to a Benefit Plan that is not a U.S. Benefit Plan, they are provided only to the knowledge of the Company.

     (e) Except as disclosed in Item 4.12(e) of the Company Letter, as of the date of this Agreement there are no material controversies, strikes, work stoppages or disputes pending between the Company or any of its Subsidiaries and any current or former employees, and, to the Company's knowledge, no material organizational effort by any labor union or other collective bargaining unit currently is under way with respect to any employee. None of the Company or any its Subsidiaries other than a foreign Subsidiary, and to the Company's knowledge no foreign Subsidiary of the Company, is a party to a collective bargaining agreement.

     (f) To the knowledge of the Company, all Benefit Plans that are not U.S. Benefit Plans and are subject to the laws of any jurisdiction outside of the United States have been maintained in material compliance with all applicable requirements and, if they are intended to be funded or book reserved, are appropriately funded or book reserved.

     (g) Except as set forth in the Company Filed SEC Documents, as expressly contemplated by this Agreement, or with respect to U.S. Benefit Plans and Employee Agreements copies of which have been made available by the Company to Parent, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or payment of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries under any U.S. Benefit Plan or Employment Agreement. No executive officer of the Company or of any Subsidiary of the Company that is not a foreign Subsidiary is aware of any provision in an employment agreement to which a foreign Subsidiary of the Company is a party, or in a plan maintained by a foreign Subsidiary of the Company, pursuant to which the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or payment of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of such foreign Subsidiary except for any such plan or agreement a copy of which has been made available by the Company to the Parent. The aggregate amount of the after-tax cost to the Company and its Subsidiaries of "parachute payments" within the meaning of Section 280G of the Code that could become payable to individuals who would be subject to the excise tax on "excess parachute payments" as a result of receiving such parachute payments is not more than $50,000,000 (assuming that such aggregate amount is calculated based upon the same assumptions as to "Change-in-Control Date," stock price, discount rate, individual income tax rate and corporate tax rates as were used to prepare the Towers Perrin Change-in-Control Analysis revised as of May 8, 1998 that has been delivered to Parent by the Company, to determine the amount shown under the column heading "Gross-Up/After-Tax Cost to Company" in such Analysis).

     (h) The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to be qualified under
Section 401(a) of the Code (although such letter does not pertain to the Code as in effect as of the date hereof), and, except as disclosed in Item 4.12(h) of the Company Letter, to the knowledge of the Company as of the date of this Agreement, such qualified status is not reasonably likely to be adversely affected by any circumstances that exist, or events that have occurred, on or prior to the date of this Agreement.

     Section 4.13 Litigation. Except as disclosed in Item 4.13 of the Company Letter or in the Company Filed SEC Documents, as of the date of this Agreement, there is no suit, action, proceeding or investigation pending or to the knowledge of the Company threatened against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in Item 4.13 of the Company Letter or in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

     Section 4.14 Environmental Matters. Except as set forth in the Company Filed SEC Documents or in Item 4.14 of the Company Letter, neither the Company nor any of its Subsidiaries has (i) any knowledge that the Company or any of its Subsidiaries (or their predecessors) has stored, released, disposed or arranged for the disposal of any Hazardous Substances on, under or at any of the Company's or any of its Subsidiaries' properties or any other properties, or exposed any employee or other individual to any Hazardous Substance other than in a manner that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, (ii) any knowledge of the presence of any Hazardous Substance on, under or at any of the Company's or any of its Subsidiaries' owned or leased properties other than that which would not reasonably be expected to result in a Material Adverse Effect on the Company, (iii) received any written notice or has knowledge of any facts which could reasonably be expected to give rise to such notice (A) of any actual or alleged violation of or liability (whether accrued, contingent, known or unknown) arising under any Environmental Law that has not been resolved or settled with the relevant Governmental Entity or third party, (B) of the threat, institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability,
(C) by any Governmental Entity requiring response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any permit, license, approval or other authorization required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability that has not been resolved or settled or in the revocation or denial of a permit or
(E) demanding payment for, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, (iv) any knowledge of the storage of PCBs on the Company's or any of its Subsidiaries' owned or leased properties, (v) any knowledge of the existence of underground storage tanks on the Company's or any of its Subsidiaries' owned or leased properties located within the United States or
(vi) any knowledge of the existence of asbestos-containing material in any of the buildings on the Company's or any of its Subsidiaries' owned or leased properties located within the United States, except in each case for the notices set forth in Item 4.14 of the Company Letter and except in each case for notices that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

     Section 4.15 Charter Provisions. The action of the Board of Directors of the Company in approving the Offer (including the purchase of Shares pursuant to the Offer), the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement, is sufficient to render (i) Section 203 of the DGCL, (ii) Article EIGHTH of the Company's Restated Certificate of Incorporation and (iii) Article 11 of the Investment Agreement irrevocably inapplicable to the Offer, the Merger, this Agreement and the Stockholders Agreement, the transactions contemplated by this Agreement and/or the Stockholders Agreement and any other transaction (except a transaction in which Parent acquires beneficial ownership of Shares other than pursuant to the Merger) between Parent and any of its affiliates on the one hand, and the Company and any of its affiliates, on the other hand, consummated after the date that Sub acquires Shares pursuant to the Offer that could be defined as a "Business Combination" under Section 203 of the DGCL or Article EIGHTH of the Company's Restated Certificate of Incorporation. The Board of Directors has, in conjunction with the matters contemplated by this Agreement, considered all of the factors required by Article TENTH of the Company's Restated Certificate of Incorporation.

     Section 4.16 Intellectual Property. (a) Except as set forth in the Company Filed SEC Documents or in Item 4.16 of the Company Letter, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use or practice, all Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole, free and clear of all Liens (except with respect to recombinant DNA technology, for failures to own or possess the rights to freely use or practice such technology that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole).

Except as set forth in the Company Filed SEC Documents or in Item 4.16 of the Company Letter, no claims are pending or to the knowledge of the Company threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right so as to materially adversely affect the Company's ability to use or practice any of its material Intellectual Property Rights. To the knowledge of the Company, except as set forth in the Company Filed SEC Documents or in Item 4.16 of the Company Letter, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any material Intellectual Property Right.

     (b) Except as set forth in Item 4.16 of the Company Letter, (i) the Company owns and possesses all right, title and interest in and to, or possesses the valid right to use, all germplasm and all recombinant DNA technology used in the conduct of the Company's business (except with respect to recombinant DNA technology, for failures to own or possess the rights to freely use or practice such technology that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole); and (ii) the Company has not received any notice of, and the Company has no knowledge of any potential claim of any, infringement of any patent, certificate of plant variety protection or other intellectual property right or misappropriation from any third party with respect to any such technology or right.

     (c) Notwithstanding the foregoing, the representations and warranties contained in this Section 4.16 shall not be untrue or incorrect as a result of, or otherwise be affected by, the issuance to any Person of any patent after the date of this Agreement.

     Section 4.17 Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Merrill Lynch and the Company, a complete copy of which has been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 4.18 Contracts; Indebtedness. Except as disclosed in the Company Filed SEC Documents or as listed under Item 4.18 or other Items of the Company Letter, there are no contracts or agreements that are material to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that such contracts and agreements shall not include (i) any employee benefit plan, policy, arrangement or understanding (whether oral or written) providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or (ii) any employment, consulting, bonus, non-competition, severance or termination agreement between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to result in a Material Adverse Effect on the Company.


          ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company as follows:

     Section 5.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has requisite corporate power and authority to carry on its business as now being conducted.

     Section 5.2 Authority. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by Parent and Sub of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub or their respective Boards of Directors are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 5.3 Consents and Approvals; No Violations. Except as set forth in
Item 5.3 of the Parent Letter, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or By-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger.

     Section 5.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

     Section 5.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 5.6 Brokers. No broker, investment banker, financial advisor or other person, other than BancAmerica Robertson Stephens and Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     Section 5.7 Financing. Parent has or will have, and shall provide Sub with, the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby in accordance with the terms hereof.


             ARTICLE VI - COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the earlier of the Effective Time or such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, except as contemplated by this

Agreement, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement (including, without limitation, as permitted or required by Section 7.16), during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or otherwise make any payment to stockholders in their capacity as such, other than dividends on Shares to be declared and paid only at the customary times at a quarterly rate not in excess of $0.035 per Share, except for dividends by a wholly-owned domestic Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) redeem, purchase or otherwise acquire any of its securities;

     (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, or any rights, warrants, options or any other agreements of any character to acquire, any such shares, voting securities or convertible or exchangeable securities or rights, or securities or rights evidencing the right to subscribe, other than (i) the issuance, in the ordinary course, to new employees or promoted employees, of options to purchase not more than an aggregate of 40,000 Shares (as described in Item 6.1 of the Company Letter) or the issuance of Shares pursuant to options outstanding under existing Company Stock Plans, (ii) the issuance of shares of Company Class B Common Stock in exchange for shares of Company Class A Common Stock in accordance with the Company's Restated Certificate of Incorporation, (iii) the issuance of Shares upon exercise of rights outstanding on the date of this Agreement (including, without limitation, under the Investment Agreement) and (iv) the issuance of Shares pursuant to the Company's Savings and Investment Plan, in accordance with its terms;

     (c) amend its Restated Certificate of Incorporation or By-laws or other similar organizational documents;

     (d) acquire, or agree to acquire, in a single transaction or in a series of related transactions, any business or assets (other than materials and supplies purchased in the ordinary course, consistent with past practice), other than transactions which involve assets having a purchase price not in excess of $5,000,000 individually;

     (e) make or agree to make any new capital expenditure in excess of $1,000,000 other than expenditures contemplated by the Company's capital budget for fiscal 1998 or fiscal 1999 as previously provided to Parent in writing;

     (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than (i) sales of inventory in the ordinary course of business and (ii) transactions which involve assets having a current value not in excess of $5,000,000 individually or $20,000,000 in the aggregate; provided that notwithstanding this Section 6.1(f), neither the Company nor any of its Subsidiaries shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any germplasm, recombinant DNA technology or Intellectual Property Rights, except with respect to Intellectual Property Rights as specifically permitted by
Section 6.1(j);

     (g) except as disclosed in Item 4.12(a) of the Company Letter, (i) increase the salary or wages payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, and except for increases for officers and employees in the ordinary course of business, consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or employee benefit not required or contemplated by any existing benefit, severance, pension or employment plans, agreements or arrangements; or (iii) enter into any employment or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee, except, in each case, as may be expressly required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law;

     (h) except as is required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

     (i) enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement (including without limitation any contract or agreement which (i) cannot by its terms be terminated without liability or continuing obligation by the Company on less than one year's notice or (ii) may require a cash expenditure by the Company in excess of $5,000,000 in any fiscal year) to which the Company or any of its Subsidiaries is a party, or waive, release or assign any material rights or claims, in each case, in any manner adverse to the Company or any of its Subsidiaries and, in each case, except for (A) customary operational contracts not involving payments in excess of $5,000,000 individually over the term of such contract, (B) hedging and similar futures contracts with a term not in excess of one year or which can, by their terms, be terminated without liability or continuing obligation by the Company on not more than one year's notice and (C) seed production contracts, in each of cases (A), (B) and (C) above entered into in the ordinary course of business consistent with past practice;

     (j) (i) acquire a license or right to use from a third party for consideration (including without limitation cash, human or other resources or other assets or commitments, including out-licenses) in excess of $1,000,000 per year or $10,000,000 over the course of the agreement governing such license or right, or which by its terms cannot be terminated without liability or continued obligation by the Company on less than six months' notice or (ii) grant any license or sublicense other than (v) licenses to contract growers in the ordinary course of business consistent with past practice, (w) licenses granted under and in accordance with the Corn Borer-Protected License Agreement dated as of January 31, 1996 between Parent and the Company, the Glyphosate-Protected Corn License

Agreement dated as of January 31, 1996 between Parent and the Company or the CaMV Promoter License Agreement dated as of January 31, 1996 between Parent and the Company, in each case, in the ordinary course of business consistent with past practice (and provided that this Section 6.1 shall not prohibit the granting by the Company in accordance with such licenses of sublicenses to the entities described with respect to this Section 6.1(j) in Item 6.1 of the Company letter), (x) licenses of swine in the ordinary course of business consistent with past practice, (y) licenses included in "material transfer agreements" entered into solely for the purposes of research in the ordinary course of business consistent with past practice, and (z) licenses required to be granted pursuant to the terms of agreements to which the Company or any of its Subsidiaries is a party (as such terms are in effect on the date hereof);

     (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger);

     (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned subsidiary of the Company;

     (m) settle or agree to dismiss any litigation with respect to Intellectual Property Rights or material litigation with respect to other matters;

     (n) pay, discharge, settle or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations (in each case not related to pending or threatened litigation) reflected or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

     (o) enter into any contract, license, agreement or arrangement of any kind without including confidentiality agreements consistent with past practice; or

     (p) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Notwithstanding anything else in this Agreement to the contrary, the Company and its Subsidiaries may, during the period from the date of this Agreement until the earlier of the Effective Time or such time as Parent's designees shall constitute a majority of the Board of Directors of the Company,
(i) sell all or a portion of the Company's business solely relating to the research and development of swine breeding stock and the marketing of such hybrid breeding swine and related management services to hog producers in domestic or international markets, so long as Parent is reasonably satisfied with the terms and conditions of such sale, and (ii) take any action set forth in Item 6.1 of the Company Letter.

     Section 6.2 No Solicitation. (a) The Company shall, and shall cause its executive officers, directors, authorized representatives and authorized agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Takeover Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it permit any of its executive officers, directors, authorized representatives or authorized agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means (x) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of any of the assets of the Company or its Subsidiaries (other than the purchase of inventory or other assets in the ordinary course of business) or any of the Shares then outstanding, any tender offer or exchange offer for any of the Shares then outstanding, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement or (y) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement and the Stockholders Agreement. Notwithstanding the foregoing, proposals solely relating to the sale of all or a portion of the Company's business relating solely to the research and development of swine breeding stock and the marketing of such hybrid breeding swine and related management services to hog producers in domestic or international markets shall not be considered Takeover Proposals, so long as the terms and conditions of any such proposal described in this sentence do not have any of the effects described in clause
(y) of the preceding sentence.

     (b) Except as otherwise provided in this Section 6.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement (or any transaction contemplated thereby); provided that, the Board of Directors may, (A) in response to any Takeover Proposal, suspend such recommendation for a period of up to 24 hours pending its analysis of such Takeover Proposal or (B) at any time prior to the consummation of the Offer, modify or withdraw such recommendation, but only if the Board of Directors of the Company determines in good faith, based on a written opinion of Morris, Nichols, Arsht & Tunnell, which written opinion shall specifically take into account the Stockholders Agreement and all the terms thereof, including the obligations and agreements therein of the Voting Trustees and Registered Holders with respect to tendering Shares and voting for the Merger and against any Takeover Proposal other than the Merger (a "Written Opinion"), that it would be a breach of its fiduciary duties not to so modify or withdraw such recommendation; provided further that, unless this Agreement shall have been terminated, any such suspension, modification or withdrawal shall not prevent Parent and Sub, in its or their discretion, from consummating the Offer and in any event shall be subject to Section 6.2(e) of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

     (c) In addition to the obligations of the Company contained in paragraphs
(a) and (b) of this Section 6.2, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal.

     (d) Subject to Section 6.2(e), nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, based on a Written Opinion, such disclosure is required under applicable law.

     (e) Nothing in this Section 6.2 (including any modified or withdrawn recommendation contemplated by paragraphs (b) or (c) of Section 6.2) shall be deemed to prevent or impede Parent and Sub, in its or their discretion, from consummating the Offer, or to limit or affect any of the actions taken by the Company and described in Section 4.15 of this Agreement. In addition, if Sub purchases Shares pursuant to the Offer, the Company and its Board of Directors shall take all actions legally permitted to permit the Merger to occur.

     Section 6.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill or other provision of, any confidentiality, nonsolicitation or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), including, without limitation, any such agreement entered into with any party in connection with the process conducted by the Company to solicit acquisition proposals for the Company.

     Section 6.4 Disclosure to Parent; Delivery of Certain Filings. The Company shall promptly advise Parent orally and in writing if there occurs, to the knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on the Company or that such change or event could materially delay the consummation of the Offer and/or the Merger. The Company shall provide to Parent, and Parent shall provide to the Company, copies of all filings made by the Company or Parent, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.


                       ARTICLE VII - ADDITIONAL AGREEMENTS

     Section 7.1 Employee Benefits. (a) Parent shall take all necessary action so that each person who is an employee of the Company or any of its Subsidiaries upon the consummation of the Offer (including each such person who is on vacation, temporary layoff, approved leave of absence, sick leave or short-term disability) shall be permitted to remain an employee of the Company or the Surviving Corporation or a Subsidiary of the Company or of the Surviving Corporation, as the case may be, immediately following such time with wages or salary, as applicable, no less favorable than as in effect immediately preceding such time. Parent shall take all necessary action so that each person receiving, or but for any waiting period would be receiving, long-term disability benefits under a plan of the Company or any of its Subsidiaries upon the consummation of the Offer shall retain after such time the right to continue or begin receiving such long-term disability benefits, so long as they remain disabled. Until the first anniversary of the consummation of the Offer, Parent shall take all necessary action so that the Company, the Surviving Corporation and their Subsidiaries maintain for each employee of the Company and its Subsidiaries who is employed by the Company or the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation upon the consummation of the Offer (collectively, the "Retained Employees") wages and other compensation levels, and benefits (including without limitation benefits thereunder for the spouses, dependents and other beneficiaries of Retained Employees, if applicable) of the types provided under the Benefit Plans, and under all other employee benefit plans, policies, arrangements and understandings that would be Benefit Plans but for their not being material (the "Other Benefit Plans"), as in effect as of the consummation of the Offer which are not and have eligibility requirements that are not less favorable than those wages and other compensation levels, and benefits provided under the Benefit Plans and the Other Benefit Plans, as in effect as of the consummation of the Offer. Parent shall take all necessary action so that each Retained Employee shall after the consummation of the Offer continue to be credited with the unused vacation and sick leave credited to such employee through the consummation of the Offer under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and Parent shall permit or cause the Company, the Surviving Corporation and their Subsidiaries to permit such employees to use such vacation and sick leave. Parent shall take all necessary action so that, for all purposes under each benefit plan maintained or otherwise provided by the Company, the Surviving Corporation or any of their Subsidiaries in which employees or former employees of the Company and its Subsidiaries or the spouses, dependents or other beneficiaries of such persons become eligible to participate after the consummation of the Offer, each such person shall be credited with all years of service to the extent such service would be taken into account under the Benefit Plan or Other Benefit Plan providing benefits of a similar type in effect at the consummation of the Offer.

     (b) Parent shall take all necessary action so that neither it, the Company, the Surviving Corporation, nor any of their Subsidiaries will during the one-year period commencing with the consummation of the Offer (i) terminate the employment of any Retained Employee other than for Cause or (ii) relocate the site of any such person's employment or reassign any such person to a different location without such person's consent. Following such one-year period, employment of any of the Retained Employees will be "at will" and may be terminated at any time for any reason (subject to any legally binding agreement other than this Agreement, and subject to any applicable laws or collective bargaining agreement). Except as otherwise specifically provided in Sections 7.1 through 7.6, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation, Parent, or any of their respective Subsidiaries to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract, provided, however, that no such termination or amendment may impair the rights of any person with respect to benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such person. As used in this
Section 7.1(b),

"Cause" shall mean the willful failure to substantially perform the duties reasonably assigned by Parent or its Subsidiaries (including the Surviving Corporation), as the case may be (other than a failure resulting from disability), any act of dishonesty, the commission of a felony, or a significant violation of any statutory or common law duty of loyalty to Parent and its Subsidiaries (including the Surviving Corporation).

     Section 7.2 Severance Policy and Other Agreements. (a) For a period of not less than twelve months from the consummation of the Offer, Parent shall maintain, and shall cause to be maintained by the Company, the Surviving Corporation and their Subsidiaries, for the benefit of the Retained Employees the Company's Severance Pay Plan as in effect as of the date hereof.

     (b) Parent shall honor or cause to be honored by the Company, the Surviving Corporation and their Subsidiaries all Employment Agreements, copies of which have been made available by the Company to Parent, with the persons who are directors, officers and employees of the Company and its Subsidiaries (it being understood that nothing herein shall be deemed to mean that the Company, the Surviving Corporation and their Subsidiaries shall not be required to honor their obligations under any legally binding employment, bonus, severance, consulting, termination or non-competition agreement to which they are a party). Parent acknowledges and agrees that anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, or any other amount resulting from compensation, benefits or any other remuneration provided by, Parent, the Company, the Surviving Corporation or any of their Subsidiaries to or for the benefit of any person employed by the Company or any of its Subsidiaries at any time before the consummation of the Offer (a "Payment") is or will be subject to the excise tax imposed by Section 4999 of the Code as a result of the consummation of the Offer or the Merger, or any interest or penalties or expenses (including any attorney fees or other professional expenses incurred in challenging the application of any such tax) are incurred by such person with respect to such excise tax (such excise tax, together with any such interest and penalties and expenses, are hereinafter collectively referred to as the "Excise Tax"), then such person shall be entitled to receive from Parent, the Company or the Surviving Corporation, and Parent shall cause the Company or the Surviving Corporation to make, an additional payment pursuant to the terms of the DEKALB Genetics Corporation Policy and Procedure Regarding Reimbursement of Employees for Parachute Payment Taxes and Expenses (the "Policy and Procedure"). Parent shall maintain, and shall cause to be maintained by the Company, the Surviving Corporation and their Subsidiaries such Policy and Procedure to the extent required pursuant to the terms thereof.

     Section 7.3 Bonus Programs. Without limitation of Parent's or the Company's obligations under any existing Employment Agreement, Parent shall maintain, or shall cause the Company and the Surviving Corporation to maintain, the Company's bonus programs set forth in the documents made available by the Company to Parent through the end of the twelve-month period beginning on the most recent September 1 preceding the consummation of the Offer, with bonuses to be paid to each Retained Employee participating thereunder in accordance with the performance goals previously established for such period (the "Existing Goals"), if (i) the achievement of the Existing Goals can still reasonably be measured despite the consummation of the transactions contemplated hereby, and (ii) such achievement has not become unreasonably more difficult or easier than it would have been absent such consummation. If either of clause (i) or clause (ii) of the preceding sentence is not satisfied with respect to the Existing Goals applicable to a particular Retained Employee, then the Existing Goals shall be reasonably adjusted, if possible, so that both such clauses are satisfied as to the adjusted Existing Goals, and if no such adjustment is possible, such Retained Employee's bonus shall be paid at his or her target bonus level (subject to all terms and conditions of such bonus except for the Existing Goals that cannot be so adjusted).

     Section 7.4 Welfare Plans. Parent shall, or shall cause the Company and the Surviving Corporation to, take all necessary action so that there shall be (i) waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries and the spouses, dependents and other beneficiaries of such persons under any welfare or fringe benefit plan that any such persons may be eligible to participate in after the consummation of the Offer, other than limitations or waiting periods that are in effect with respect to such persons and that have not been satisfied as of the consummation of the Offer under the corresponding welfare or fringe benefit plan maintained for such persons immediately prior to the consummation of the Offer and are not satisfied thereafter and (ii) provided each such person credit for any co-payments and deductibles paid by such person for the applicable plan year prior to the consummation of the Offer in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such person is eligible to participate in after the consummation of the Offer. Parent shall, or shall cause the Company and the Surviving Corporation to, provide or continue to provide (and never terminate), pursuant to the DEKALB Genetics Corporation Retiree Health Care Plan as in effect on the date hereof, retiree medical and other retiree health benefits to persons who are immediately prior to the consummation of the Offer eligible for such benefits under the EMWA Plan as in effect immediately prior to the consummation of the Offer, or who would immediately prior to the consummation of the Offer be eligible therefor but for the fact that they, or the person with respect to whom they are a dependent, had not yet terminated employment with the Company and its Subsidiaries, or who will or would within twelve months after the consummation of the Offer be so eligible therefor (such eligibility to be determined based on the terms of the EMWA Plan as in effect immediately prior to the date of this Agreement). Parent shall, or shall cause the Company and the Surviving Corporation to, provide or continue to provide (and never terminate), pursuant to the DEKALB Genetics Corporation Retiree Health Care Plan as in effect on the date hereof, medical and other health benefits to persons who incur or are dependents of persons who incur an illness or other disability or leave of absence, or are dependents of persons who die, prior to the consummation of the Offer and who are at such time, or would be after such time, according to the terms of the EMWA Plan as in effect immediately prior to such time, eligible for benefits under such plan due to such illness or other disability or leave of absence or death. Parent shall take all necessary action so that no amount held at any particular time by the trustee pursuant to the terms of EMWA Trust Agreement entered into between First National Bank in DeKalb and the Company (the "EMWA Trust") shall be used for the benefit of any persons other than the group of employees and former employees (and their spouses, dependents and beneficiaries) who contributed, or with respect to whom the Company, the Surviving Corporation and their Subsidiaries contributed, such amounts. In particular, if after the consummation of the Offer any action is taken to change the group of employees and former employees covered by the EMWA Plan, the assets of the EMWA Trust at such time shall only be used for the benefit of the group of employees and former employees (and their spouses, dependents and beneficiaries) covered by the EMWA Plan prior the effective time of such action.

     Section 7.5 Retirement Plan. For a period of not less than twelve months from the consummation of the Offer, Parent shall (i) maintain, or cause to be maintained, for the benefit of the Retained Employees the Company's Savings and Investment Plan (the "Retirement Plan") as in effect prior to the consummation of the Offer and (ii) contribute, or cause to be contributed, to the Retirement Plan, on behalf of each Retained Employee who is or becomes a participant therein, matching contributions in amounts determined in accordance with the terms of the Retirement Plan as in effect as of the date hereof, such contributions to be made on at least a bi-weekly basis, and a "Compensation Based Contribution" as defined therein equal to 2% of compensation as described in the Retirement Plan.

     Section 7.6 Options; Restricted Stock Awards. (a) Prior to the execution of this Agreement, the Board of Directors of the Company or the Long-Term Incentive Plan Administrative Committee of the Board of Directors of the Company has adopted such resolutions or has taken such other actions as are required (i) to provide that each Company Stock Option heretofore granted under any Company Stock Plan (other than the Company's Director Stock Option Plan) outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall become fully exercisable immediately prior to the consummation of the Offer, (ii) to provide that all restrictions applicable to any restricted stock award heretofore granted under any Company Stock Plan outstanding immediately prior to the Offer shall lapse immediately prior to the consummation of the Offer, (iii) to provide that upon the consummation of the Offer each Company Stock Option then outstanding shall be cancelled in consideration for the cash payment described in Section 7.6(b) and (iv) with respect to Company Stock Options held by persons subject to the reporting requirements of Section 16 of the Exchange Act, to specifically approve the transactions contemplated by this Section 7.6. The Company shall use reasonable efforts to obtain any necessary consents of the holders of such Company Stock Options to effect this Section 7.6.

     (b) The Company shall use reasonable efforts to ensure that, upon the consummation of the Offer each Company Stock Option then outstanding shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly (but in no event later than five days) after the consummation of the Offer, a cash payment in respect of such cancellation from the Company in an amount (if any) equal to (i) the product of
(x) the number of shares of Company Common Stock subject or related to such Company Stock Option and (y) the excess, if any, of the Offer Price over the exercise or purchase price per share of Company Common Stock subject or related to such Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company. The Company shall use reasonable efforts to ensure that, after giving effect to the foregoing, no Company Stock Option shall be exercisable for Company Common Stock following the consummation of the Offer.

     Section 7.7 Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer in accordance with the terms of Section 1.1 of this Agreement, so long as permitted by law, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors (but subject to the right of the Company's Board of Directors to withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement as set forth in Section 6.2(b)), recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire 90% or more of the outstanding shares of Company Class A Common Stock and 90% or more of the outstanding shares of Company Class B Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL.

     (b) If the Company Stockholder Approval is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer in accordance with the terms of Section 1.1, and to the extent permitted by law, prepare and file a preliminary Proxy Statement with the SEC and shall use all reasonable efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any such correspondence prior to its filing with the SEC or dissemination to the Company's stockholders, and the Company shall not so file or disseminate any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares of the Company entitled to vote on the Merger owned by Parent or any Subsidiary of Parent to be voted in favor of the Merger.

     Section 7.8 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject and subject to the terms of the Confidentiality Agreement, dated March 12, 1998, between the Company and Parent, as the same may be amended, supplemented or modified (the "Confidentiality Agreement"), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective personnel, properties, books, contracts, commitments and records and, during such period, the Company shall and shall cause each of its Subsidiaries to furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request, provided, that until the earlier of the Effective Time or such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, none of the foregoing persons shall have access to the respective properties, books, contracts, commitments and records of the Company or its Subsidiaries with respect to (i) pricing or pricing strategy or
(ii) Intellectual Property Rights, except that the independent person who reviewed the Company's patent applications on behalf of Parent during the due diligence process conducted in connection with the negotiation of this Agreement shall be permitted to review the Company's Intellectual Property Rights other than access to germplasm pedigree and basic research, and in any event, subject to confidentiality and disclosure limitations comparable to those previously applicable to such independent person's review of patent applications, and any representative of Parent shall be entitled to review material relating to the Company's Intellectual Property Rights that is otherwise publicly available. Notwithstanding anything to the contrary in this Agreement or any other agreement to which the Company and Parent are a party, the Confidentiality Agreement shall terminate and be of no further force and effect from and after the date upon which the Offer is consummated.

     Section 7.9 Fees and Expenses. (a) All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     (b) The Company may pay the fees and expenses of Merrill Lynch described in
Section 4.17 on or prior to the Effective Time.

     Section 7.10 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 7.11 Real Estate Transfer Tax. Parent and the Company agree that either the Surviving Corporation or Parent (without any liability to any of the Company's stockholders) will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer and the Merger. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. To the extent permitted by law, the Company's stockholders shall be deemed to have agreed to be bound by the allocation established pursuant to this Section
7.11 in the preparation of any return with respect to the Transfer Taxes.

     Section 7.12 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 7.13 Indemnification; Directors and Officers Insurance. (a) All rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), as provided in the Restated Certificate of Incorporation of the Company, the By-laws of the Company or any indemnification agreement, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such proceeding is brought by an Indemnified Person to enforce rights under this
Section 7.13; provided further that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Restated Certificate of Incorporation of the Company, the By-laws of the Company or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent; and provided further that nothing in this
Section 7.13 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

     (b) In the event that, from and after the Effective Time, a third person asserts any claim against any Indemnified Person with respect to any matter to which the foregoing indemnities apply, the Indemnified Person shall give prompt written notice to the Surviving Corporation, and the Surviving Corporation shall have the right, at its election, to take over the defense or settlement of such claim at its own expense by giving prompt written notice to the Indemnified Person; provided, however, that, (i) if the Surviving Corporation does not give such notice and does not proceed diligently to defend the claim within thirty
(30) days (or such shorter period as is necessary to permit the Indemnified Person to respond) after receipt of such notice of the claim, then the Indemnified Person may employ separate counsel to represent it and defend it against such claim and (ii) if the Surviving Corporation elects to defend the claim then the Surviving Corporation shall employ counsel reasonably satisfactory to the Indemnified Person and the Indemnified Person shall be entitled to participate in (but not control) the defense of such claim and to employ separate counsel at its own expense to assist in the handling of such claim. The Indemnified Person and the Surviving Corporation shall cooperate in defending any such third person's claim. Notwithstanding the foregoing, neither the Surviving Corporation nor the Indemnified Person may settle or compromise any such claim without the prior written consent of the other, which consent shall not be unreasonably withheld, unless, after consultation between such parties, the terms of such settlement or compromise release such Indemnified Person from any and all liability with respect to such claim and do not in any manner adversely affect the future operations or activities of such Indemnified Person.

     (c) Prior to the Effective Time, the Company shall have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage in amounts and on terms consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, Parent shall cause the Surviving Corporation to maintain the Company's D&O Insurance for a period of not less than six years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is cancelled during such period, Parent or the Surviving Corporation shall use its best efforts to obtain substantially similar D&O Insurance; and provided further that the Company shall not, without Parent's consent (but after consultation with Parent), expend an amount in excess of 350% of the last annual premium paid prior to the date hereof to procure the above described "tail" coverage and neither Parent nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount in excess of 250% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     Section 7.14 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of:
(i) the occurrence, or non-occurrence, in each case, to the knowledge of the Company or Parent, as the case may be, of any event the occurrence, or non-occurrence, of which results in the executive officers of the Company or Parent, as the case may be, having a good faith belief that such change or event would be reasonably likely to cause (x) any representation or warranty of such entity contained in this Agreement that is not qualified as to materiality to be untrue or inaccurate in any material respect, (y) any representation or warranty of such entity contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect, or (z) any covenant, condition or agreement of such entity contained in this Agreement not to be complied with or satisfied in all material respects; and (ii) the executive officers of the Company or Parent, as the case may be, believing in good faith that the Company or Parent, as the case may be, has, to the knowledge of the Company or Parent, as the case may be, failed to comply with in all material respects or satisfy in all material respects any covenant, condition or agreement of such entity to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of the Company, Parent and Sub shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     Section 7.15 Board of Directors. Promptly after such time as Sub purchases Shares pursuant to the Offer (but subject to the satisfaction of the Minimum Condition), Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the next highest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub pursuant to this sentence equal to the aggregate voting power of the shares of Company Class A Common Stock held by Parent or any of its Subsidiaries; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have (i) at least three directors who are directors on the date of this Agreement or are designated by a majority of the directors of the Company who were directors on the date hereof, in each case excluding the Investor Nominees (as defined in the Investment Agreement) (the "Independent Directors") and (ii) the number of Investor Nominees required by the Investment Agreement which shall be in addition to the number of directors designated by Sub pursuant to this Section 7.15; and provided, further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall, to the fullest extent permitted by law, designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent, of any of its Subsidiaries or of any other entity in which Parent owns, directly or indirectly, any material amount of capital stock or other significant ownership interest, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

     Following the election or appointment of Sub's designees pursuant to this
Section 7.15 and prior to the Effective Time, any termination or amendment of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors of the Company with respect to this Agreement (other than recommending or reconfirming the recommendation that the holders of the Company Class A Common Stock approve and adopt this Agreement and the Merger, and making determinations in connection therewith, which recommendations and determinations may be made by a majority of the Board of Directors as constituted at any time after such election or appointment of Sub's designees pursuant to this Section) will require the concurrence of a majority of the Independent Directors and, to the extent permitted by law, no other action by the Company, including any action by any other director of the Company, shall be required to approve such actions. To the fullest extent permitted by applicable law, the Company shall take all actions requested by Parent which are reasonably necessary to effect the election of any such designee, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). Parent and Sub will be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

     Section 7.16 Best Efforts. Subject to fiduciary responsibilities, each of the Company, Parent and Sub agrees to use best efforts to cause the purchase of Shares pursuant to the Offer prior to the Outside Date, and consummation of the Merger to occur as soon as practicable after such purchase of Shares. Without limiting the foregoing, (a) each of the Company, Parent and Sub agrees to use best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions shall include making all filings and furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information (including all correspondence with any Governmental Entity) to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Offer and the Merger (b) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use best efforts to obtain prior to the Outside Date (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by this Agreement and
(c) if necessary to cause the purchase of Shares pursuant to the Offer prior to the Outside Date, Parent shall, and shall cause its Subsidiaries to, divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action may be conditioned upon the purchase of Shares pursuant to the Offer. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by Parent, the Company or any of its respective Subsidiaries to consummate the Offer, the Merger or the other transactions contemplated in this Agreement, the Company shall not, without Parent's prior written consent, commit to any divestiture of assets or businesses of the Company and its Subsidiaries.

     Section 7.17 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger, this Agreement or the Stockholders Agreement without the prior written consent of Parent. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

     Section 7.18 Return of Confidential Information. No later than five (5) business days following the date hereof, the Company shall take all reasonable actions necessary to cause all third parties who have received any confidential information in connection with any discussions of potential acquisition or business combination proposals relating to the Company during the previous twelve months, to return such confidential information to the Company or to destroy all copies and records of such confidential information.


                       ARTICLE VIII - CONDITIONS PRECEDENT

     Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained; provided, however, that Parent and Sub shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger.

     (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used their best efforts to prevent the entry of any such temporary restraining order, injunction or other order, including, without limitation, taking such action as is required to comply with Section 7.16, and to appeal promptly any injunction or other order that may be entered.

     (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.


                     ARTICLE IX - TERMINATION AND AMENDMENT

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (if required by applicable law):

         (a)  by mutual written consent of Parent, Sub and the Company;

         (b) by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions set forth in Exhibit A, (other than the Minimum Condition) the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall have, consistent with its obligations hereunder, failed to pay for the Shares prior to November 9, 1999 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such Offer Condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with its obligation under Section 7.16;

     (c) by Parent or Sub prior to the election of Sub's designees to the Board of Directors of the Company in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

     (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) of Exhibit A; provided that the temporary suspension of the recommendation of the Company's Board of Directors referred to herein in accordance with Section 6.2(b) shall not give rise to a right of termination pursuant to this Section 9.1(d);

     (e) by the Company, if Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable; or

     (f) by the Company, if the Offer has not been timely commenced in accordance with Section 1.1.

     Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 4.17, Section 5.6, Section 7.9, this Section 9.2 Article X, the penultimate sentence of Section 1.1(a) and the last sentence of Section 1.2(c); provided, however, that (a) nothing herein shall relieve any party for liability for any breach hereof and (b) the periods of limitation with respect to Proprietary Information provided in the second paragraph of the Confidentiality Agreement shall not expire.

     Section 9.3 Amendment. Subject to Section 7.15, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after obtaining the Company Stockholder Approval (if required by law), but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company's stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) subject to the provisions of
Section 7.15, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of
Section 7.15, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to the provisions of Section 7.15, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                         ARTICLE X - GENERAL PROVISIONS

     Section 10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Parent or Sub, to:

                           Monsanto Company
                           700 Chesterfield Parkway North
                           BB3N
                           St. Louis, Missouri  63198
                           Attn:  Robert T. Fraley, Ph. D.
                           Telecopy:  314 737-7037

         with copies to:

                           Monsanto Company
                           800 N. Lindbergh Blvd.
                           E2ND
                           St. Louis, Missouri  63167
                           Attn:  Barbara Blackford, Esq.
                           Telecopy:  314 694-2594
         and:
                           Wachtell Lipton Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Attn:  Richard D. Katcher, Esq.
                                     David M. Silk,  Esq.
                           Telecopy:  212 403-2000

         (b)  if to the Company, to:

                           DEKALB Genetics Corporation
                           3100 Sycamore Road
                           DeKalb, Illinois 60115
                           Attn:  Richard O. Ryan, President and
                                    Chief Operating Officer
                           Telecopy: 815 758-3711

         with copies to:

                           DEKALB Genetics Corporation
                           3100 Sycamore Road
                           DeKalb, Illinois 60115
                           Attn:  John H. Witmer, Jr., Esq.
                                  Senior Vice President and General Counsel
                           Telecopy:  815 895-4862

                           Sidley & Austin
                           One First National Plaza
                           Chicago, Illinois  60603
                           Attn:  Thomas A. Cole, Esq.
                           Telecopy:  312 853-7036
         and:
                           Sidley & Austin
                           875 Third Avenue
                           New York, New York 10022
                           Attn:  James G. Archer, Esq.
                           Telecopy:  212 906-2021

     Section 10.3 Interpretation; Definitions. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the phrase "made available" shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 10.3 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "ACQUISITION AGREEMENT" shall have the meaning set forth in Section 6.2(b).

     "AGREEMENT" means this Agreement and Plan of Merger, dated as of May 8, 1998 among Parent, Sub and the Company.

     "BENEFIT PLANS" shall have the meaning set forth in Section 4.12(a).

     "CAUSE" shall have the meaning set forth in Section 7.1(b).

     "CERTIFICATE OF MERGER" shall have the meaning set forth in Section 2.3.

     "CLOSING DATE" shall have the meaning set forth in Section 2.2.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "COMPANY CLASS A COMMON STOCK" shall have the meaning set forth in the second Whereas provision of this Agreement.

     "COMPANY CLASS B COMMON STOCK" shall have the meaning set forth in the second Whereas provision of this Agreement.

     "COMPANY FILED SEC DOCUMENTS" shall have the meaning set forth in Section 4.7.

     "COMPANY LETTER" means the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

     "COMPANY PREFERRED STOCK" shall have the meaning set forth in Section 4.3.

     "COMPANY SEC DOCUMENTS" shall have the meaning set forth in Section 4.6.

     "COMPANY STOCKHOLDER APPROVAL" shall have the meaning set forth in Section 4.4.

     "COMPANY STOCK OPTIONS" shall have the meaning set forth in Section 4.3.

     "COMPANY STOCK PLANS" shall have the meaning set forth in Section 4.3.

     "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section
7.8.

     "CONSTITUENT CORPORATIONS" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "CONSUMMATION OF THE OFFER" means the purchase of Shares pursuant to the Offer.

     "D&O INSURANCE" shall have the meaning set forth in Section 7.13(b).

     "DGCL" means the General Corporation Law of the State of Delaware.

     "DISSENTING SHARES" shall have the meaning set forth in Section 3.1(d).

     "DISSENTING STOCKHOLDER" shall have the meaning set forth in Section
3.1(d).

     "EFFECTIVE TIME" shall have the meaning set forth in Section 2.3.

     "EMWA" shall have the meaning set forth in Section 4.12.

     "EMWA PLAN" shall have the meaning set forth in Section 4.12.

     "EMWA TRUST" shall have the meaning set forth in Section 7.4.

     "ENVIRONMENTAL LAWS" means any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

     "ERISA AFFILIATE" shall have the meaning set forth in Section 4.12(c).

     "ERISA BENEFIT PLANS" shall have the meaning set forth in Section 4.12(b).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "EXCISE TAX" shall have the meaning set forth in Section 7.2(b).

     "EXISTING GOALS" shall have the meaning set forth in Section 7.4.

     "EXPENSES" means documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

     "GOVERNMENTAL ENTITY" means any Federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

     "HAZARDOUS SUBSTANCE" means any material defined as toxic or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEMNIFIED PERSON" shall have the meaning set forth in Section 7.13(a).

     "INDEPENDENT DIRECTORS" shall have the meaning set forth in Section 7.15.

     "INFORMATION STATEMENT" shall have the meaning set forth in Section 4.8.

     "INTELLECTUAL PROPERTY RIGHTS" means any right to use, all patents, patent rights, certificates of plant variety protection, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs held by the Company or any of its Subsidiaries.

     "INVESTMENT AGREEMENT" shall have the meaning set forth in Section 4.3.

     "INVESTOR NOMINEES" shall have the meaning set forth in the Investment Agreement.

     "KNOWLEDGE" shall mean, with respect to the Company, the actual knowledge of its executive officers and the actual knowledge of the senior officer of each of its foreign Subsidiaries and, with respect to Parent, the actual knowledge of its executive officers of Parent.

     "LIENS" means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Parent, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) or fact or condition (or any development that, insofar as can reasonably be foreseen, is likely to result in any fact or condition) that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be, provided, however, that (i) any adverse change, effect or development that is primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which the Company or Parent, as the case may be, or its Subsidiaries conducts business that is material to the business of the Company or Parent, as the case may be, and its Subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to the Company or Parent, as the case may be, (ii) any adverse change, effect or development that is primarily caused by conditions generally affecting the industries in which the Company or Parent, as the case may be, conducts its business shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to the Company or Parent, as the case may be, and (iii) any adverse change, effect or development that is primarily caused by the announcement or pendency of this Agreement, the Offer, the Merger or the transactions contemplated hereby shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to the Company or Parent, as the case may be.

     "MERGER" shall have the meaning set forth in the third Whereas provision of this Agreement.

     "MERGER CONSIDERATION" shall have the meaning set forth in Section 3.1(c).

     "MERRILL LYNCH" shall have the meaning set forth in Section 1.2(a).

     "MINIMUM CONDITION" shall have the meaning set forth in Exhibit A of this Agreement.

     "OFFER" shall have the meaning set forth in the second Whereas provision of this Agreement.

     "OFFER CONDITIONS" shall have the meaning set forth in Section 1.1(a).

     "OFFER DOCUMENTS" shall have the meaning set forth in Section 1.1(b).

     "OFFER PRICE" shall have the meaning set forth in the second Whereas provision of this Agreement.

     "OTHER BENEFIT PLANS" shall have the meaning set forth in Section 7.1(a).

     "OUTSIDE DATE" shall have the meaning set forth in Section 9.1(b).

     "PARENT" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "PARENT LETTER" means the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter.

     "PAYING AGENT" shall have the meaning set forth in Section 3.2(a).

     "PAYMENT" shall have the meaning set forth in Section 7.2(b).

     "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "POLICY AND PROCEDURE" shall have the meaning set forth in Section 7.2.

     "PROXY STATEMENT" shall have the meaning set forth in Section 4.8.

     "REGISTERED HOLDER" shall have the meaning set forth in the Stockholders Agreement.

     "RETAINED EMPLOYEES" shall have the meaning set forth in Section 7.1(a).

     "RETIREMENT PLAN" shall have the meaning set forth in Section 7.5.

     "SCHEDULE 14D-1" shall have the meaning set forth in Section 1.1(b).

     "Schedule 14D-9" shall have the meaning set forth in Section 1.2(b).

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "SHARES" shall have the meaning set forth in the second Whereas provision of this Agreement.

     "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Section 4.1.

     "STOCK EQUIVALENTS" shall have the meaning set forth in Section 4.3.

     "STOCKHOLDERS AGREEMENT" shall have the meaning set forth in the fifth Whereas provision of this Agreement.

     "STOCKHOLDERS MEETING" shall have the meaning set forth in Section 7.7(a).

     "SUB" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "SUBSIDIARY" or "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     "SURVIVING CORPORATION" shall have the meaning set forth in Section 2.1.

     "TAKEOVER PROPOSAL" shall have the meaning set forth in Section 6.2(a).

     "TAX" AND "TAXES" means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

     "TAX RETURN" means any return, report or similar statement required to be filed with respect to any tax including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

     "TRANSFER TAXES" shall have the meaning set forth in Section 7.11.

     "U.S. BENEFIT PLANS" shall have the meaning set forth in Section 4.12(a).

     "VOTING TRUST AGREEMENT" shall have the meaning set forth in the Stockholders Agreement.

     "VOTING TRUSTEE" shall have the meaning set forth in the Stockholders Agreement.

     Section 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.5 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement and the Investment Agreement (including the confidentiality agreement dated May 16, 1995 referenced therein) this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent there is any inconsistency between the terms of this Agreement and the Confidentiality Agreement and/or the Investment Agreement, the provisions of this Agreement shall govern. This Agreement, except for the provisions of Section 7.13 and the second and third sentences of Section 7.2(b), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

     Section 10.7 Assignment. Except as otherwise provided in Section 1.1(a) neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties except that Parent shall be able without the consent of the Company to assign all of its and Sub's rights and obligations under this Agreement to another Person that is capable of acquiring a majority of the Class A Common Stock by the Outside Date, subject in any case to Parent's guarantee of the performance by such other Person of all of Parent's and Sub's obligations hereunder, including without limitation the obligation to pay the Offer Price and the Merger Consideration, and the Company shall take all action necessary to permit such assignee to consummate the Merger after the purchase of Shares. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 10.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     Section 10.10 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

     Section 10.11. Merger of the Company into Sub. If at any time prior to the Closing Date Parent notifies the Company that it desires for the Company to be merged with and into Sub (in lieu of Sub merging with and into the Company), the Company, Parent and Sub will promptly negotiate in good faith an amendment to and restatement of this Agreement which provides for such changes to this Agreement as are necessary or appropriate to effectuate such merger (and upon finalization thereof, the parties will promptly enter into such amendment and restatement).

     IN WITNESS WHEREOF, parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                            MONSANTO COMPANY


                                            By:/s/ Derek K. Rapp
                                               --------------------------------
                                               Derek Rapp
                                               Director, Mergers & Acquisitions



                                            CORN ACQUISITION CORPORATION


                                            By:/s/ Barbara L. Blackford
                                               -------------------------------
                                               Barbara Blackford
                                               President

                                            DEKALB GENETICS CORPORATION


                                            By:/s/ ---------------------------
                                               Bruce P. Bickner
                                               Chairman and Chief Executive
                                                 Officer

     Section 10.10 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

     Section 10.11. Merger of the Company into Sub. If at any time prior to the Closing Date Parent notifies the Company that it desires for the Company to be merged with and into Sub (in lieu of Sub merging with and into the Company), the Company, Parent and Sub will promptly negotiate in good faith an amendment to and restatement of this Agreement which provides for such changes to this Agreement as are necessary or appropriate to effectuate such merger (and upon finalization thereof, the parties will promptly enter into such amendment and restatement).

     IN WITNESS WHEREOF, PARENT, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                            MONSANTO COMPANY


                                            By:--------------------------------
                                               Derek Rapp
                                               Director, Mergers & Acquisitions



                                            CORN ACQUISITION CORPORATION


                                            By:-------------------------------
                                               Barbara Blackford



                                            DEKALB GENETICS CORPORATION


                                            By:/s/ Bruce P. Bickner
                                               -------------------------------
                                               Bruce P. Bickner
                                               Chairman and Chief Executive
                                                 Officer

                                                                    EXHIBIT A


                             CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and Sub's obligations set forth under the Merger Agreement, including, without limitation, under Section 1.1 and Section 7.16, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Class A Common Stock (together with the shares of Company Class A Common Stock then held by Parent or any of its Subsidiaries) that would constitute a majority of the outstanding shares of Company Class A Common Stock (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, shares of Company Class A Common Stock) outstanding at the expiration date of the Offer (the "Minimum Condition") and
(ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration of the Offer. Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and Sub's obligations set forth in the Merger Agreement under Section 1.1, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of this Agreement):

               (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholders Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholders Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit

          Parent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its Subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided that the right of Sub to not accept for payment or pay for, any Shares not theretofore accepted for payment or paid for, or to terminate the Offer, pursuant to this subparagraph (a) shall not be available if Parent or Sub has not taken such action as is required to comply with Section 7.16;

               (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; provided that the right of Sub to not accept for payment or pay for, any Shares not theretofore accepted for payment or paid for, or to terminate the Offer pursuant to this subparagraph (b) shall not be available to Parent or Sub if Parent or Sub has not taken such action as is required to comply with Section 7.16;

               (c) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

               (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, at the date of this Agreement and as if such representations and warranties were made as of such time of determination (except that (i) representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date and (ii) no representation or warranty of the Company shall be deemed to be untrue in any respect as a result of any event or circumstance that occurred after (and did not occur on or before) the first anniversary of the date hereof);

               (e) the Company shall have and be continuing to have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

               (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger; or

               (g) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.

                                                                     EXHIBIT B

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           DEKALB GENETICS CORPORATION

                                    ARTICLE I
                                   ----------

     The name of the corporation (which is hereinafter referred to as the "Corporation") is:
                           DEKALB Genetics Corporation

                                   ARTICLE II
                                   ----------

     The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington,

County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III
                                   -----------

     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the

General Corporation Law of the State of Delaware.


                                   ARTICLE IV
                                   ----------

     Section 1. The Corporation shall be authorized to issue 2,000 shares of capital stock, of which 1,000 shares shall be shares of Common Stock, $0.01 par value ("Common Stock"), and 1,000
shares shall be shares of Preferred stock, $0.01 par value ("Preferred Stock").


     Section 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board (as defined below) is hereby authorized to fix the voting rights, if any, designations, powers, preferences and the relative,

participation, optional or other rights, if any, and the qualifications,

limitations or restrictions thereof, of any unissued series of Preferred Stock;

and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).


     Section 3. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.


                                    ARTICLE V
                                   ----------

     Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.


                                   ARTICLE VI
                                   ----------

     In furtherance and not in limitation of the powers conferred by law, the

Board of Directors of the Corporation (the "Board") is expressly authorized and empowered to make, alter and repeal, the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any

By-Laws made by the Board.

                                   ARTICLE VII
                                   -----------

     The Corporation reserves the right at any time from time to time to amend,

alter, change or repeal any provision contained in this Certificate of

Incorporation, and any other provisions authorized by the laws of the State of

Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this

Article.

                                  ARTICLE VIII
                                  ------------

     Section 1. Elimination of Certain Liability of Directors. A director of the

Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director,

except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

     Any appeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

         Section 2.  Indemnification and Insurance.

         (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as

the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines,

amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b)

hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided,

however, that, if the General Corporation Law of the State of Delaware requires,

the payment of such expenses incurred by a director or officer in his or her capacity as a
director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this

Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the

Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for

the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the

Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the

General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant
has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.


     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.


     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.